CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-70390) on Form S-8 pertaining to the Cascade Bancorp Employees' 401(k) Profit Sharing Plan of our report dated June 25, 2009, with respect to the financial statements and supplemental schedule of the Cascade Bancorp Employees' 401(k) Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2008.

Lake Oswego, Oregon
June 25, 2009